EXHIBIT 10.41

                     SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT dated as of October 15, 1997, between Bioject Medical Technologies Inc., an Oregon corporation (the "Company"), and Elan International Services, Ltd., a Bermuda corporation ("EIS).


R E C I T A L S:

A. The Company desires to issue and sell to EIS and EIS desires to purchase from the Company, on the Closing Date (as defined below), as provided herein, a promissory note in the original principal amount of $12,015,000, in the form attached hereto as Exhibit A (the "Promissory Note"), for aggregate consideration of $12,015,000 to be paid in cash by EIS to the Company on the Closing Date.

B. The Company desires to issue and sell to EIS, and EIS desires to purchase from the Company, (i) 2,727,273 shares of the Company's common stock, without par value (the "Common Stock"), and (ii) a warrant to acquire 1,750,000 shares (subject to adjustment) of Common Stock, in the form attached hereto as Exhibit B (the "Warrant"), for aggregate consideration of $3,000,000 to be paid in cash by EIS to the Company on the Closing Date.

C. In the event that Stockholder Approval (as defined herein) is obtained, the Promissory Note shall be exchanged by EIS for certain shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and Series B Convertible Preferred Stock (the "Series B Preferred Stock"; together with the Series A Preferred Stock and the Series C Preferred Stock (as defined below), the "Preferred Stock"; together with the Common Stock and the Warrant, the "Securities"), as provided herein, which shall be issued to EIS pursuant to the Certificate of Designations in the form attached hereto as Exhibit C (the "Certificate of Designations").

D. In the event that the Stockholder Approval is obtained, EIS has agreed that for a period of 30 months thereafter EIS may, at the Company's option (but subject to the conditions contained herein), be required to fund up to $4,000,000 to the Company to purchase additional shares of preferred stock (the "Series C Preferred Stock").

E. The Company has previously caused to be formed Bioject JV Subsidiary Inc., an Oregon corporation ("Newco"), for the purpose of developing and commercializing certain technologies relating to glucose monitoring. The initial stockholders in Newco shall be the Company and EIS. The parties intend, as provided herein, that the proceeds of the issuance of Promissory Note shall be applied by the Company solely to fund the Company's initial investment in Newco, as provided herein.

F. The Company and EIS are executing and delivering on the date hereof a Registration Rights Agreement in the form attached hereto as Exhibit D (the "Registration Rights Agreement"; together with this Agreement, the Securities, and each other document or instrument executed and delivered in connection with the transactions contemplated hereby, the "Transaction Documents") in respect of the initial purchase of Common Stock and the Common Stock underlying the Securities and any other Common Stock that may at any time be acquired or owned by EIS or its affiliates.


A G R E E M E N T:

The parties agree as follows:

SECTION 1. Closings. (a) Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall occur on the date hereof (the "Closing Date"), at the offices of counsel to EIS or such other place as the parties may agree.

(b) Issuance of Securities. At the Closing, (x) the Company shall issue and sell to EIS, and EIS shall purchase from the Company the Promissory Note, upon the terms and subject to the conditions set forth herein, for an aggregate purchase price of $12,015,000, and (y) the Company shall issue and sell to EIS, and EIS shall purchase from the Company (i) 2,727,273 shares of Common Stock (the "Initial Common Stock") and the Warrant, for an aggregate purchase price of $3,000,000 (the "Closing Consideration"). Of such Closing Consideration, $.001 per share of Common Stock issueable upon exercise of the Warrant shall be deemed allocated toward the purchase price of the Warrant.

(c) Delivery. At the Closing, EIS shall pay the purchase price for the Promissory Note, Initial Common Stock and the Warrant in cash by wire transfer to an account or accounts designated by the Company and the parties hereto shall execute and deliver to each other, as applicable: (i) the Promissory Note; (ii) a certificate or certificates for the shares of the Initial Common Stock; (iii) the Warrant; and (iv) certificates as to the incumbency of the officers executing this Agreement and each of the other documents or
instruments executed in connection herewith.   In addition, at the Closing,
the Company shall cause to be delivered to EIS an opinion of counsel in form attached hereto as Exhibit E.

(d) Additional Closings. (i) In the event that Stockholder Approval shall have been obtained on or prior to February 1, 1998, for a period of 30 months after the date thereof, upon at least 30 days notice, the Company shall be entitled from time to time, subject to the conditions herein, to require EIS to purchase all or part of the Series C Preferred Stock. The Series C Preferred Stock shall be redeemable and convertible in the same manner and subject to the same other conditions as the Series B Preferred Stock; provided that the issuance and conversion prices of each share of Series C Preferred Stock shall be equal to ten times the average of the last traded price for the shares of Common Stock as reported by the Nasdaq Stock Market for 10 consecutive trading days ending on the day that is two business days prior to the date of such issuance . In the event that Stockholder Approval has not been obtained on or prior to February 1, 1998, EIS, in its sole discretion, shall be entitled to deem such lack of approval as a rejection of the Proposal (as defined in Section 4(f)) by the Company's stockholders.

(ii) It shall be a condition to EIS's obligation to purchase any Series C Preferred Stock that (A) each of the representations and warranties set forth in Section 2(a), (b)(iii), (c), (d) and (l) shall be true and correct in all material respects as if the date hereof were the proposed funding date thereof; provided, that any reference to the Quarterly Report shall refer to the most recent quarterly report on Form 10-Q and/or any report filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), required to be filed by the Company under applicable law immediately prior to such funding date and SEC Filings shall refer to all filings required to be made by the Company under applicable law on or prior to such date, (B) there shall be no default or breach in any material respect by the Company of a material obligation under any of the Transaction Documents or any other agreement between the Company or any of its affiliates, on the one hand, and EIS or any of their affiliates, on the other hand, and (C) the Company shall have executed and delivered to EIS each document or instrument that shall be customary and appropriate for such transaction, including duly executed and delivered counterparts of certificates for the Series C Preferred Stock.

(e) Exemption from Registration. The Securities will be issued under an exemption or exemptions from registration under the Securities Act of 1933, as amended; accordingly, the certificates evidencing the Securities shall, upon issuance, contain the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT UNDER ANY CIRCUMSTANCES BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

(f) Registration Rights Agreement. On the date hereof, the Company, and EIS are each executing and delivering the Registration Rights Agreement, covering the shares of Common Stock issuable hereunder or upon conversion, exercise or exchange of any of the Securities or any other shares of Common Stock hereafter acquired by EIS or its affiliates from the Company.

SECTION 2. Representations and Warranties of the Company. (a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. The Company is qualified and in good standing to do business in jurisdictions set forth on Schedule 2(a), which constitute all of the jurisdictions in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, prospects, properties or condition (financial or otherwise) of the Company (a "Material Adverse Effect").

(b) Capitalization. (i) The authorized and number of outstanding shares of capital stock of the Company as of September 30, 1997 is 22,475,688.

(ii) Except as set forth in Schedule 2(b) and in the Company's quarterly report on Form 10-Q filed with the Securities and exchange Commission on August 14, 1997 (the "Quarterly Report"), as of the Closing there are no options, warrants or other rights outstanding to purchase or otherwise acquire, or any securities convertible into, any of the Company's authorized capital stock. Other than as set forth in this Agreement and as described in
Schedule 2(b), there are no agreements, arrangements or understandings concerning the voting, acquisition or disposition of any of the Company's outstanding securities to which the Company is a party or of which it is otherwise aware, and, other than as set forth in Schedule 2(b) or in the Registration Rights Agreement, there are no agreements to register any of the Company's outstanding securities under the U.S. federal securities acts.

(iii) All of the outstanding shares of capital stock of the Company have been issued in accordance with applicable state and federal laws and regulations governing the sale and purchase of securities, all of such shares of have duly and validly issued and are fully paid and non-assessable, and none of such shares carries preemptive or similar rights.

 (c) Authorization of Transaction Documents. The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents, and to perform its obligations hereunder and thereunder. Except for Stockholder Approval the execution, delivery and performance by the Company of the Transaction Documents (including the issuance and sale of the Securities) have been authorized by all requisite corporate actions by the Company; and the Transaction Documents (including the issuance and sale of the Securities) have been duly executed and delivered by the Company are the valid and binding obligations of the Company, enforceable against each in accordance with their respective terms.

(d) No Violation. The execution, delivery and performance by the Company of the Transaction Documents (including the issuance and sale of the Securities), and compliance with the provisions thereof by the Company, will not (i) violate any provision of applicable law, statute, rule or regulation applicable to the Company or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to the Company or any of their respective properties or assets or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Encumbrance (as defined below) upon any of the properties or assets of the Company under its Articles of Incorporation, as amended, its Certificate of Designations (in the form to be filed as provided herein) or By-laws, or any material contract to which the Company is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a Material Adverse Effect on the Company (as used in connection to either of them, a "Material Adverse Effect"). As used herein, "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature, except for such conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Approvals. Except as set forth on Schedule 2(e), no material permit, authorization, consent or approval of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of the Transaction Documents (including the issuance and sale of the Securities) by the Company or Newco. Except for the Stockholder Approval, there is no approval of the Company's stockholders required under applicable laws in connection with the execution and delivery the Transaction Documents or the consummation of the transactions contemplated thereby, including the filing of the Certificate of Designations and the issuance of the Securities.

(f) Filings, Taxes and Financial Statements. (i) The Company has filed its annual report on Form 10-K for the year ended March 31, 1997, its related proxy materials and its quarterly reports on Form 10-Q for the quarter ended June 30, 1997 and the Quarterly Report (collectively, including all exhibits and schedules required to be filed in connection therewith, the "SEC Filings") with the Securities and Exchange Commission, the Nasdaq Stock Market and any other required person or entity (governmental or otherwise) in a timely manner and as otherwise required by applicable laws and regulations, including the federal securities acts. The audited financial statements of the Company for the fiscal year ended March 31, 1997 included in the SEC Filings (the "Audited Financial Statements"), and the Company's unaudited balance sheet for the period ending June 30, 1997, together with the accompanying statements of operations and cash flows including the notes thereto (the "June Financial Statements"; collectively, with the Audited Financial Statements, the "Financial Statements") are accurate and complete in all material respects and fairly present the financial condition of the Company as at the dates thereof and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be otherwise indicated in such financial statements or the notes thereto), subject, in the case of the June Financial Statements, to normal year-end audit adjustments (which shall not be material in the aggregate) and the absence of footnote disclosures.

(ii) The Company has filed in a timely manner all material federal, state, local and foreign tax returns, reports and filings (collectively, "Returns"), including income, franchise, property and other taxes, and has paid or accrued the appropriate amounts reflected on such Returns. None of the Returns have been audited or challenged, nor has the Company received any notice of challenge nor have any of the amounts or other data included in the Returns been challenged or reviewed by any governmental authority.

(iii) Except as listed in Schedule 2(f), which sets forth a true and accurate list and description of any such plans maintained or sponsored by the Company or to which the Company is required to make contributions, the Company does not maintain, sponsor, is not required to make contributions to or otherwise have any liability with respect to any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus or other incentive plan, severance plan, health or group insurance plan, welfare plan, or other similar plan, agreement, policy or understanding (whether written or oral), whether or not such plan is intended to be qualified under Section 401(a) of the Code, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which plan covers any employee or former employee of the Company.

(g) Absence of Changes. Except as set forth on Schedule 2(g), since June 30, 1997, there has not been (a) any material adverse change in the business, properties, condition (financial or otherwise), operations or prospects of the Company; (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, condition (financial or otherwise), operations or prospects of the Company;
(c) any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) in respect of the capital stock of the Company, or any redemption or other acquisition of such stock by the Company; (d) any disposal or lapse of any trade secret, invention, patent, trademark, trademark registration, service mark, service mark registration, copyright, copyright registration, or any application therefor or filing in respect thereof; (e) loss of the services of any of the key officers or key employees of the Company; (f) any incurrence of or entry into any liability, mortgage, lien, commitment or transaction, including without limitation, any borrowing (or assumption or guarantee thereof) or guarantee of a third party's obligations, or capital expenditure (or lease in the nature of a conditional purchase of capital equipment) in excess of $50,000; or (g) any material change by the Company in accounting methods or principles or (h) any change in the assets, liabilities, condition (financial or otherwise), results or operations or prospects of the Company from those reflected on the Quarterly Report, except changes in the ordinary course of business that have not, individually or in the aggregate, had a Material Adverse Effect.

(h) No Liabilities. Except as set forth in the Quarterly Report or Schedule 2(h) attached hereto, neither the Company nor Newco nor any of their respective subsidiaries has incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business that have not, individually or in the aggregate, had a Material Adverse Effect.

(i) Properties and Assets; Etc. (i) The Company owns all of its properties and assets, including patents, patent applications, continuations, continuations-in-part, extensions, trademarks and trademark applications, know-how and other intellectual property, as reflected in the Financial Statements, subject in each case, to no Encumbrances required to be disclosed in the Financial Statements except as set forth therein. Except as set forth on Schedule 2(i), (i) all of the Company's patents, trademarks, service marks, trade names, and copyrights are owned by the Company free and clear of all liens, claims and encumbrances and are valid and duly issued or existing; none of the Company's rights in or use of such patents, trademarks, service marks, trade names or copyrights has been or is currently being threatened to be, challenged; to the best of the Company's knowledge, without making any inquiry other than those, if any, routinely conducted by the Company in the ordinary course of business, no current or currently planned product based upon the Company's intellectual property would infringe any patent, trademark, service mark, trade name or copyright of any other person or entity issued or pending on the Closing Date if the Company were to distribute, sell or manufacture such products; and the Company is not aware, after due inquiry, of any actual or threatened claim by any person or entity alleging any infringement by the Company of a patent, trademark, service mark, trade name or copyright possessed by such Person; (ii) all of such patents, trademark registrations, service mark registrations, trade name registrations and copyrights and copyright registrations, whether foreign or domestic, have been duly issued and have not been canceled, abandoned, or otherwise terminated; and (iii) all of the Company's patent applications, trademark applications, service mark applications, trade name applications and copyright applications have been duly filed.

(ii) Each of the Contracts listed as an exhibit to the Company's Annual Report on Form 10-K for the year ended March 31, 1997 is a legal and valid agreement binding upon each of the parties thereto and is in full force and effect and, to the best knowledge of the Company, there is no breach or default by any party thereunder. Such Contracts constitute all material agreements, arrangements or understandings required to be included in such annual Report under Securities and Exchange Commission regulations promulgated in connection therewith.

(iii) The Company has and maintains adequate and sufficient insurance, including liability, casualty and products liability insurance, covering risks associated with its business, properties and assets, including insurance that is customary for companies similarly situated.

(iv) To the best of its knowledge, the Company, its business and properties and assets are in compliance, in all material respects, with all applicable laws and regulations, including without limitation, those relating to (a) health, safety and employee relations, (ii) environmental matters, including the discharge of any hazardous or potentially hazardous materials into the environment, and (iii) the development, commercialization and sale of pharmaceutical and biotechnology products, including all applicable regulations of the U.S. Food and Drug Administration and comparable foreign regulatory authorities.

(j) Legal Proceedings, etc. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or , to the best of the Company's knowledge threatened against the Company, or any director, officer or employee of the Company, which is required to be described in the Company's Quarterly Report on Form 10-Q and is not so described. The Company is not in violation of or default under, any material laws, judgments, injunctions, orders or decrees of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to its business.

(k) Disclosure. The Company's Annual Report on Form 10-K for the year ended March 31, 1997 and periodic reports subsequently filed under Section 13 of the Exchange Act, and the representations and warranties set forth herein and the Transaction Documents, when viewed collectively, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading.

(l) Brokers or Finders. Other than as set forth on Schedule 2(l), the Company has not retained any investment banker, broker or finder in connection with the transactions contemplated by the Transaction Documents; and the Company agrees to indemnify and hold EIS harmless against any liability, settlement or expense arising out of, or in connection with, any claim related thereto.

SECTION 3. Representation and Warranties of EIS. EIS hereby represents and warrants to the Company as follows:

(a) Organization. EIS is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. EIS is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of EIS.

(b) Authorization of Agreement. EIS has full legal right, power and authority to enter into this Agreement and purchase and accept the Note, and perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement and the purchase of the Note are the valid and binding obligations of EIS, enforceable against them in accordance with their terms.

(c) No Conflicts. The execution, delivery and performance by EIS of this Agreement, the purchase and acceptance of the Note and compliance with provisions hereof by EIS, will not (i) violate any provisions of applicable law, statute, rule or regulation applicable to EIS or any ruling, written, injunction, order, judgment or decree of any court, arbitration, administrative agency of other governmental body applicable to EIS of any of its properties or assets or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time to both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of EIS under the Certificate of Incorporation or By-laws of EIS or any material contract to which EIS is party, except where such violation conflict or breach would not, individually or in the aggregate, have a material adverse effect on EIS.

(d) Approvals. No permit, authorization, consents or approval of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement or the Note (including the funding and acceptance thereof) by EIS.

(e) Investment Representations. (i) EIS is sophisticated in transactions of this type and capable of evaluating the merits and risks of the transactions described herein and in the other Transaction Documents, and have the capacity to protect their own interests. EIS has not been formed solely for the purpose of entering into the transactions described herein and therein and is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for sale in connection with, any distribution of any part thereof; provided, that EIS shall be permitted to convert or exchange such Securities and/or transfer them as permitted herein and under applicable law. EIS has been afforded the opportunity to ask questions of and information about the Company and its business and prospects, from management and representatives of the Company, and have relied on its own independent judgment in making a judgment about an investment in the Securities.

(ii) Nothing contained in this Section 3(e) shall limit any of the Company's representations or warranties or limit EIS's recourse in respect thereof.

(iii) Other than as set forth on Schedule 3(e)(iii), EIS have not retained any investment banker, broker or finder in connection with the transactions contemplated by the Transaction Documents; and EIS agree to indemnify and hold the Company harmless against any liability, settlement or expense arising out of, or in connection with, any claim related thereto.

SECTION 4. Covenants of the Company. (a) Non-disclosure. From and after the date hereof, the Company shall not disclose to any person or entity (other than its directors, officers and agents who need to know such information in connection with the transactions described herein and the other Transaction Documents (each of whom shall be informed of this confidentiality provision and in respect of whose breaches the Company shall be responsible)) the content of this Agreement or any of the other Transaction Documents or the substance of the transactions described herein, without the prior written consent of EIS (which consent shall not be unreasonably withheld or delayed), except to the extent required by applicable laws or administrative or judicial processor in respect of press releases and periodic reports prepared in good faith by the Company; provided, that the Company shall provide EIS with a reasonable opportunity to review and approve such releases or reports. This
Section 4 shall not be construed to prohibit disclosure of any information which has not been previously determined to be confidential by EIS, or which shall have become publicly disclosed (other than by breach of the Company's obligations hereunder).

(b) Board of Directors. Coincident with Closing, the Company's board of directors shall be expanded by one member, from seven to eight members, and EIS shall be entitled to appoint a director to fill the vacancy so created (the "EIS Director"), who shall be a duly elected director. From and after the date hereof and for so long as EIS and/or their respective affiliates own Securities that represent ownership of at least 5% (and 10% from and after October 15, 2004) of the Common Stock, on a fully diluted basis the Company shall use its best efforts to cause the EIS Director to be elected to the Company's board of directors, by including the EIS Director in the management slate of directors at each meeting of stockholders at which an election of directors occurs. Appointment of the EIS Director shall be subject to the consent of the Company, which shall not be unreasonably withheld or delayed, and which shall be based upon regulatory and fitness of character considerations.

(c) Fully-diluted Stock Ownership. Notwithstanding any other provision of this Agreement, in the event that EIS shall have determined that at any time it (together with its Affiliates, if applicable) holds or has the right to receive Common Stock (or securities or rights, options or warrants exercisable, exchangeable or convertible for or into Common Stock) representing in the aggregate in excess of 19.9% of the Company's outstanding Common Stock (assuming any such exercise, exchange or conversion, but not the exercise, exchange or conversion of any other similar securities), EIS shall have the right, in its sole discretion, rather than acquiring such securities from the Company, to exchange such number of securities, as are necessary to bring its holdings to below 19.9% of the voting securities of the Company, for non-voting, liquidation preference equity securities of the Company (which shall be reasonably satisfactory to the Company and EIS), which equity securities shall be entitled to all of the other rights and benefits of the Common Stock. In the event that EIS shall undertake to exercise such right, EIS shall retain the additional right to exchange such new class of equity security for Common Stock, in its discretion.

(d) Certain Prohibited Activities. (i) For such time that the Promissory Note remains outstanding, the Company shall not, without EIS's written consent (which consent will not be unreasonably withheld or delayed): (a) acquire or dispose of any material asset or business, other than in the ordinary course of business; (b) merge or consolidate with any other corporation or acquire control of any other corporation or business entity; or (c) incur any indebtedness or liens outside the ordinary course of business, which ordinary course shall include equipment leases and working capital lines up to a maximum of the lesser of $5 million and 50% of the Company's aggregate consolidated accounts receiveable and inventory;

(ii) In the event that Stockholder Approval is obtained, and after the redemption of the Promissory Note and issuance and sale of the Preferred Stock has occurred, the restrictions referred to in item (a) of Section 4(d) above shall continue, and the restrictions referred to in items (b) and (c) above shall be of no further force or effect; provided that, they shall be replaced by the following restriction: without the written consent of EIS (which consent will not be unreasonably withheld or delayed) the Company shall not incur any indebtedness in excess of $10 million aggregate principal amount unless the Company can reasonably establish (based on prudent and customary commercial practices and standards in the capital markets) that the Company may incur such indebtedness from an institutional lender, venture capital firm or reputable so-called "hedge" fund, on a prudent and reasonable basis, based on the Company's then credit-worthiness, prospects, solvency and business (each of item (a) and (b) of Section 5(e)(i) and this Section 5(e)(ii), as applicable, a "Restricted Transaction"). Notwithstanding the foregoing, the Company may incur working capital lines and equipment leases from unaffiliated third parties in bona fide financing transactions in principal amounts up to the lesser of $5 million and 50% of the Company's aggregate consolidated accounts receivable and inventory.

(e) Stockholder Approval. The Company shall prepare a Proxy Statement, call a Special Meeting of Stockholders to be held prior to February 1, 1998, and use its best efforts (including, without limitation, subject to their fiduciary duties as directors, the board of director affirmative recommendation that the stockholders of the Company vote to approve issuance and sale of the Series A and Series B Preferred Stock in exchange for the Promissory Note), all to the fullest extent permitted and as required under applicable law, to obtain thereat the approval (the "Stockholder Approval") of the proposal to issue and sell the Series A and Series B Preferred Stock and to authorize the issuance of the Series C Preferred Stock and amend the Company's Articles of Incorporation in connection therewith in exchange for the Promissory Note (the "Proposal"). In the event that the Stockholders' Approval shall not have been obtained on or prior to February 1, 1998, EIS shall be entitled, in their sole discretion and upon at least 30-days notice to the Company, to consider such lack of approval as a rejection of the Proposal. The Company shall provide a draft copy of such Proxy Statement to EIS at least five business days prior to the anticipated date of filing with the SEC, and the filing of the Proxy Statement shall be subject to EIS's approval thereof, which shall not be unreasonably withheld or delayed.

(f) Use of Proceeds. The Company shall use the proceeds of the sale of the Series C Preferred Stock, if any, solely for the purpose of meeting its capitalization and funding requirements to Newco, described as Additional Funding in the Bioject JV Subsidiary Inc. Subscription and Stockholder Agreement dated as of the date hereof.

SECTION 5. Mutual Covenants of the Parties. (a) Exchange. In the event that Stockholder Approval is obtained, EIS shall tender the Promissory Note to the Company in exchange for the issuance to EIS of (i) that number of shares of the Series A Preferred Stock equal to (a) $10 million plus accrued and unpaid interest divided by (b) $15, and (ii) 134,333 shares of the Series B Preferred Stock such tender and exchange to be completed within 10 business days of the date of Stockholder Approval.

(b) Further Assurances. From and after the date hereof, each of the parties hereto agree to do or cause to be done such further acts and things and deliver or cause to be delivered to each other such additional assignments, agreements, powers and instruments, as each may reasonably require or deem advisable to carry into effect the purposes of the Transaction Documents or to better to assure and confirm unto each other their respective rights, powers and remedies hereunder and thereunder.

(c) Preferred Stock Early Redemption. In the event that the Company desires to engage in a Restricted Transaction to which EIS has reasonably withheld its consent (s provided herein), the Company shall have the right to redeem the remaining outstanding Preferred Stock, by paying to EIS the amount of unpaid dividends then accrued and unpaid, and issuing to EIS a warrant (the "Contingent Warrant") in customary form and otherwise reasonably satisfactory to EIS which shall entitle EIS to purchase that number of shares of Common Stock (or securities or other property of its successor or acquirer, if any, in accordance with the Anti-Dilution Adjustments) into which the Preferred Stock would have been convertible had it not been redeemed under this provision, at an aggregate price equal to the sum of the entire amount of the Preferred Stock and an interest component on such sum of 9% per annum from
redemption until the date of exercise.   The Contingent Warrant shall be
transferable in accordance with Section 16 hereof.

(d) Technology Collaboration. (i) Each of the parties hereto agree that commencing with the first quarter of 1998, upon written request from the Company, EIS shall cause to be invested up to $500,000 in the form of grants to the Company in support of the development of the Company's existing needle-free injection technologies (the "Technology Collaboration") in four equal, quarterly (in arrears) payments of $125,000 each.

(ii) The first such technology referred to in Section 5(e)(i) shall be one or more pre-filled ampule projects mutually acceptable to EIS and the Company; and that other projects may be substituted on a mutually satisfactory basis if it is determined by the Company that the initial projects have no practical commercial potential.

(iii) All intellectual property and results of projects shall belong to the Company; provided, that EIS shall have a right of first refusal, on then-current market terms, to conduct further development or commercialization of such intellectual property or results in conjunction with the Company, for the period of one year following completion of work directly funded by the grants contemplated herein. During such one-year period, the Company shall not take any actions, including in concert with any third party, which would negatively effect EIS's right.

(e) Standstill. EIS agrees that, for a period of three years from the date hereof, unless (i) a party shall have been specifically invited in writing by the Company or (ii) a party unaffiliated with EIS, without participation or encouragement of EIS or any of its affiliates (as such term is defined under the Securities Exchange Act of 1934 (the "1934 Act")), shall announce a tender offer or solicit proxies with respect to an acquisition proposal which has not been solicited by the Company's board of directors or attempts to control the management or business or affairs of the Company or otherwise acquire more than 10% of the Company's voting securities (outright or on an as converted basis; without approval from the Company's Board of Directors), neither EIS nor its affiliates shall in any manner, directly or indirectly, (a) effect or seek, offer or propose to effect or participate in (publicly or otherwise) (i) any acquisition of securities (or beneficial ownership thereof) or assets of the Company or its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries,
(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or its subsidiaries, or
(iv) any solicitation of proxies (as such terms are defined under the regulations of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or participate in a group (as defined under the 1934 Act); (c) otherwise act to seek control or influence the management, board of directors or policies of the Company, or (d) take any action which may force the Company to make a public announcement regarding any matters enumerated in (a) above.

SECTION 6. Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

SECTION 7. Survival and Indemnification. (a) Survival Period. The representations and warranties of the Company contained herein shall survive for a period of one year after the date hereof.

(b) Indemnification. In addition to all rights and remedies available to the parties hereunder at law or in equity, the Company (in such capacity, an "Indemnifying Party") shall indemnify EIS, and its respective affiliates, and EIS' and its respective affiliates' stockholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Person"), and save and hold EIS harmless from and against and pay on behalf of or reimburse each such Indemnified Person, as and when incurred, for any and all loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of such Indemnified Person or any third party, including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), that any such Indemnified Person may suffer, sustain incur or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any misrepresentation or breach of warranty on the part of the Indemnifying Party under Section 2 of this Agreement; or

(ii) any nonfulfillment, default or breach of any covenant or agreement on the part of the Indemnifying Party under Section 4 of this Agreement.


(c) Maximum Recovery. The maximum recovery of EIS under this Section 7 shall not exceed $15 million. No Indemnified Party shall assert any such claim unless Losses in respect thereof incurred by any Indemnified Party, when aggregated with all previous Losses hereunder, equal or exceed $250,000, and the obligation of the Indemnifying Party to indemnify shall not apply to the first $250,000 of losses to the Indemnified Person.

(d) Exception. Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination that is final and no longer appealable, that the act or omission giving rise to the indemnification set forth above resulted primarily out of or was based primarily upon the Indemnified Person's negligence(unless such Indemnified Person's negligence was based upon the Indemnified Persons reliance in good faith upon any of the representations, warranties, covenants or promises made by the Indemnifying Party herein) the Indemnifying Party shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Indemnifying Party shall be entitled to recover from the Indemnified Persons all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses (including reasonable attorneys fees) of the Indemnifying Party reasonably incurred in connection with the Indemnified Party's claim for indemnity, together with interest at the rate per annum publicly announced by Morgan Guaranty Trust Company as its prime rate from the time of payment of such amounts to the Indemnified Person until repayment to the Indemnifying Party.

(e) Investigation. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to the extent provided in Section 7(b) above, irrespective of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Indemnified Persons or the acceptance of any certificate or opinion.

(f) Contribution. If the indemnity provided for the this Section 7 shall be, in whole or in part, unavailable to any Indemnified Person, due to Section 7(b) being declared unenforceable by a court of competent jurisdiction based upon reasons of public policy, so that Section 7(b) shall be insufficient to hold each such Indemnified Person harmless from Losses which would otherwise be indemnified hereunder, then the Indemnifying Party and the Indemnified Person shall each contribute to the amount paid or payable for such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Person on the other, but also the relative fault of the Indemnifying Party and be in addition to any liability that the Indemnifying Party may otherwise have. Subject to Section 7(h) hereunder, the indemnity, contribution and expense reimbursement obligations that the Indemnifying Party has under this Section 7 shall survive the expiration of the Transaction Documents. The parties hereto further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Person is a formal part to any such lawsuit, claims or other proceedings.

(g) Limitation. No claim shall be brought by an Indemnified Person in respect of any misrepresentation or breach of warranty under this Agreement after one year from and after the date hereof; and any claim for nonfulfillment, default or breach of any covenant shall be brought within one year of the date of that such Indemnified Person became aware or should have become aware of the nonfulfillment, default or breach. Except as set forth in the previous sentence and in Section 7(c) above, this Section 7 is not intended to limit the rights or remedies otherwise available to any party hereto with respect to this Agreement or the Transaction Documents.

SECTION 8. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified airmail, return receipt requested and postage prepaid, or by facsimile transmission, addressed as follows:

(i) if to the Company, to:

Bioject Medical Technologies, Inc.
7620 S.W. Bridgeport Road
Portland, Oregon
Facsimile: 503-620-6431
Attention: James C. O'Shea

with a copy to:

Bogle and Gates P.L.LC.
Two Union Square
601 Union St.
Seattle, WA 98101
Facsimile: (206) 621-2660
Attn: Christopher Barry

(ii) if to EIS, to:
Elan International Services, Ltd.

Flatts Smiths SL04
Bermuda
Facsimile: (441) 292-2224
Attention: President

with a copy to:
Brock Fensterstock Silverstein McAuliffe & Wade LLC
153 East 53rd Street
New York, New York 10022
Facsimile: (212) 371-5500
Attention: David Robbins

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 8. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery or facsimile transmission, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the second business day after the date when sent and
(iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted. Notice hereunder may be given on behalf of the parties by their respective attorneys.

SECTION 9. Withholding Taxes. Amounts of income or other taxes which the Company is required by law to pay or withhold with respect to payments or distributions made by it to EIS pursuant to the terms of this Agreement and the Securities (the "Tax Amount") shall be deducted from such payment or distribution. In the event that such a distribution made in property other than cash would require the Company by law to pay or withhold income taxes, prior to such distribution the Company shall advise EIS of the Tax Amount, and EIS shall promptly remit such Tax Amount to the Company in cash and the Company shall make such distribution of property to EIS, and in such event, the Company will (i) promptly pay the Tax Amount to the relevant taxing authority and (ii) provide to EIS such documentation necessary to permit EIS to reclaim the Tax Amount as a Foreign Tax Credit. Notwithstanding the foregoing, the Company shall not withhold, and EIS shall not be required to pay, the Tax Amount if (i) EIS shall determine in good faith that on the basis of a written opinion of an independent tax advisor that there is substantial authority to determine that the Company is not required to withhold the Tax Amount and (ii) EIS shall agree in writing to indemnify the Company from and against all liability arising from a failure to pay or withhold the Tax Amount, including without limitation the Tax Amount, and any interest or penalty assessed thereon by such taxing authority. It shall be a condition to any assignment of any Security that the assignee thereof be bound by this Section 9.

SECTION 10. Amendments. This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and EIS.

SECTION 11.  Counterparts and Facsimile.      The Transaction
Documents may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Each of the Transaction Documents may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

SECTION 12. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to principles of conflicts of laws.

SECTION 14. Expenses. Each of the parties shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated hereby and by the other Transaction Documents.

SECTION 15. Public Releases; Etc. The parties shall reasonably agree upon the contents of any press release or releases and other public disclosure in respect of the transactions contemplated hereby, and except as may otherwise be required by applicable law or judicial or administrative process or which the Company concludes in good faith is required by applicable securities laws and regulations.

SECTION 16. Schedules, etc. All statements contained in any exhibit or schedule delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.


SECTION 17. Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, the other Transaction Documents, and the Securities may be transferred by EIS to affiliates and subsidiaries without restriction, and in addition, to five non-affiliated institutions, who are accredited investors (as that term is defined under Regulation D of the Securities Act of 1933).


[Signature page follows]




IN WITNESS WHEREOF, each of the undersigned has duly executed this Securities Purchase Agreement as of the date first written above.


Bioject Medical Technologies Inc.


By:/s/ James C. O'Shea
Name:  James C. O'Shea
Title: President

Elan International Services, Ltd.


By:/s/ Kevin Insley
Name:  Kevin Insley
Title: President and Chief Financial Officer